State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 05/12/2011
FILED 10:01 AM 05/12/2011
SRV 110536629 - 3488164 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Global Arena Holding, Inc. and the name of the corporation being merged into this surviving corporation is Global Arena Holding Subsidiary Corp.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Global Arena Holding, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on May 18, 2011.

SIXTH: The Agreement of Merger is on file at 708 Third Avenue, New York City, New York 10017, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 11th day of May, 2011.

By: [signature]
John S. Matthews
Chief Executive Officer